Exhibit 99.1

5300 Town and Country Blvd., Suite 500

Frisco, Texas 75034

Telephone: (972) 668-8800

Contact: Roland O. Burns

Sr. Vice President and Chief Financial Officer

Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. REPORTS ON IMPACT

OF HURRICANE KATRINA ON ITS OPERATIONS

FRISCO, TEXAS, September 29, 2005 – Comstock Resources, Inc. (“Comstock” or the “Company”) (NYSE: CRK) today announced the impact of Hurricanes Rita and Katrina on its operations.

Comstock owns a 48% stake in Bois d’Arc Energy, Inc. (NYSE: BDE) which today announced the status of its Gulf of Mexico production operations after the recent Hurricane Rita and the previous Hurricane Katrina. Bois d’Arc shut in all of its production and the four drilling rigs that it has under contract in advance of Hurricane Rita on September 20th and evacuated all of its personnel. Bois d’Arc has now completed its inspection of its production platforms in the Gulf of Mexico after the storm. Bois d’Arc incurred no significant damage to any of its main production platforms. The area most impacted by the storm was the Ship Shoal 113 unit where two low elevation caisson mounted pipeline junction platforms were damaged by high seas. The damage to these facilities is not substantial and should not prevent them from returning to production in the near future. None of the four drilling rigs under contract to Bois d’Arc were damaged and they have now returned to drilling operations. Total idle rigs days that Bois d’Arc has experienced in 2005 has now increased to 63 days with the additional down time for Hurricane Rita.

Bois d’Arc has restored approximately 13 million cubic feet equivalent of natural gas (“MMcfe”) per day of its production. The remaining production of 66 MMcfe per day is awaiting the start up of operations of third party pipelines and processing facilities. The pipeline operators have not informed Bois d’Arc of how long these systems will be down. Due to third party pipeline problems as well as the availability of construction services, Bois d’Arc is also unable to ascertain when it will be able to start up

Comstock also reported that it shut in approximately 26 MMcfe per day of its production in East Texas, Southeast Texas and in South Texas on September 22nd in advance of Hurricane Rita which was necessitated by the shut down of third party operated gas processing plants. All of this production has been restored except for 18 MMcfe per day of production at the Double A Wells field which is awaiting the start of operations at the Indian Springs Plant in Livingston, Texas. The Company expects this plant to be operating by next week. The Company’s Laurel field in Laurel, Mississippi resumed production operations on September 9th after being shut in on August 28th due to loss of electrical service caused by Hurricane Katrina. This oil field produces 1,600 barrels of oil per day, net to the Company’s interest.

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes that the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Louisiana and Texas and in the Gulf of Mexico through its ownership of Bois d’Arc Energy, Inc. (NYSE: BDE). The company’s stock is traded on the New York Stock Exchange under the symbol CRK.

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes that the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Louisiana and Texas and in the Gulf of Mexico through its ownership of Bois d’Arc Energy, Inc. (NYSE: BDE). The company’s stock is traded on the New York Stock Exchange under the symbol CRK.